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                                                                   Exhibit 10.20


                            (DIGITAL LIGHTWAVE LETTERHEAD)


                                                     601 Cleveland Street
                                                     Fifth Floor
                                                     Clearwater, Florida 33755

Mr. George J. Matz                                   Telephone: 813.442.6677
One Gussett Road                                     Facsimile: 813.442.5680
Wenham, MA 01984                                     Email: info@lightwave.com
                                                     URL:http:/www.lightwave.com

                                                     CONFIDENTIAL
                                                     PAGE 1 OF 3

                                                     April 13, 1998


                              RE: Employment Terms

Dear George,

The following letter constitutes the terms of employment associated with the position of Executive Vice President, Global Marketing and Sales of Digital Lightwave, Inc. (the "Company"). The terms of this letter are subject to paragraphs 12 and 13 hereof.

1. Capacity And Responsibilities. As the Executive Vice President, Global Marketing and Sales, you will be responsible for creating, implementing and directing the sales and marketing strategy, policy, and operations of the Company, as approved by the Chief Executive. You will be fully responsible for the development and management of the sales and marketing of the Company's products including the Company's Network Information Computer (NIC), its Remote Access Agent (RAA), its international products including its SDH NIC, and of its products currently in development including its OC-48 product and its Optical Access Agent product and others. The quarterly sales targets for 1998 are $5.3, $7.5, $10.0 and $12.2 respectively.

     You will be responsible for the day-to-day execution of the sales and marketing organizations, the articulation of its targets and goals, and of its effective plans in alignment with the goals and objectives of the Company, as approved by the Chief Executive Officer. The Company expects that you will closely coordinate your efforts with the Company's employees, executives, and senior executives. You will also provide support and resources regarding financial matters relating to sales and marketing to the other executives of the Company. The executives reporting to you will be the Vice Presidents of Marketing, North American Sales, International Sales, and Customer Service and Support. All positions are currently filled except for the Vice President, Marketing.

     In addition to the foregoing, you will manage the building and staffing of the Marketing Division. Your duties in this area will include, but not be limited to, managing the Vice President, Marketing articulating the plans and implementing the accomplishments of developing or providing, market research, market definition and sizing, competitive product and feature analysis, new feature proposals, extensive and detailed product requirements, representation at industry conferences and trade shows, customer contract and liaison, as well as providing content and approach for the planning and execution of advertising and promotional campaigns for the Company's products by the marketing communications group.




                                                      GJM
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                                                    Initials

George J. Matz
April 13, 1998

     It is expected that the net impact of your sales and marketing management and efforts will be to significantly increase the Company's awareness of the market and competitive environment of the Company's products and to result in greater market acceptance and increased demand for the Company's products, which then results in increased sales, and then through effective sales management, increased revenue, and profit for the Company. You will report directly to the Chief Executive Officer. The Company manages by statistics, therefore, you will be responsible for your statistical performance and that of any subordinates you manage. You will manage your subordinates in accordance with the policies and procedures of the Company now or hereafter existing.

2. Exclusive Services. During your term of employment it is expected that you will be a full time employee of the Company. It will be required that your services be exclusive to the Company and that you will devote your productive time and attention to the performance of your duties during the term of employment. It is expected that when not travelling on Company business you will spend the majority of your time at Company headquarters in Florida.

3. Confidentiality and Intellectual Property Rights. During the term of your employment, you will occupy a position of trust and confidence and therefore will be required to maintain the confidentiality of Company information. You will be required, as are all employees, to sign an Assignment of Intellectual Property Rights Agreement, wherein the employee acknowledges and agrees that all intellectual property, inventions and trade secrets are and shall be the sole property of the Company. The Confidentiality Agreement extends beyond cessation of employment.

4. Compensation. The Company is offering you a base salary of $225,000 per year with a twenty percent (20%) bonus guaranteed for the first year only, at the conclusion of your first year of employment. The Company is also planning an executive bonus plan of which you will participate. If under that participation, your first year bonus is higher than 20% of your base compensation the higher bonus will take precedent. Also, under its 401(k) plan of which you may participate, the Company provides a 50% matching contribution to employee contributions up to 6% of salary, which vests after one year of employment. Employees of the Company are also eligible to purchase shares of Company stock on an attractive basis under its Stock Purchase Plan.

5. Sign-on Bonus. You will receive a $150,000 sign-on bonus which is payable in increments of $50,000, at the beginning of each of your first three (3) years of employment.

6. Automobile Allowance. You will be given an automobile leasing and expense arrangement that is acceptable to you and does not $1,000 per month.

7. Expense Reimbursement. Hotel, car rentals, meals, etc. will be paid by you at the time of purchase; you will then be reimbursed 100% by the Company. All expenses charged to the Company are subject to review by the Controller and may require justification.

8. Benefits. You will be entitled to participate in the insurance and benefit programs of the Company and will also be entitled to receive the normal vacation/holiday allocation. The Company offers a comprehensive insurance package, which includes medical, dental, disability and life insurance. All employees receive 10 paid vacation days, 12 paid holidays, and 5 paid sick days (paid only in the event of illness) per year. Please note that should you wish to utilize the Company's insurance benefits, the insurance carrier enrolls people only on the first business day of each calendar month, therefore, the Company will enroll you on the first such day after your start of employment.


                                                            GJM
                                                            ---
                                                          Initials


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Page 3 of 3

George J. Matz
April 13, 1998

9. Stock Options. The Company will recommend to the Compensation Committee the issuance to you of 300,000 shares of Common Stock of the Company, 75,000 shares will vest after six (6) months of employment and an additional 75,000 shares will vest on your employment anniversary date over the next three (3) years. The exercise price of the optioned shares will be the closing market price of the Company's Common Stock on the date immediately prior to the date of award by the Compensation Committee. In the event that a change of control occurs, you will automatically be vested in all of your outstanding stock options. A change of control shall mean the merger or consolidation of the Company in which the Company is the acquired part, or the sale of all, or substantially all of the assets of the Company or if Bryan J. Zwan and/or his family cease to have voting control of the common stock of the Company.

10. Pay Periods. The Company pays base salary twice a month, on the 15th and the final day of each month.

11. At-will Employment. This letter is not an employment contract. During the entire course of your employment with the Company you will be an at-will employee. This means that you will be free to terminate your employment with the Company at any time, with or without reason, and the Company will have the right to terminate your employment or the employment of others at any time, with or without reason. This employment relationship may only be altered by written agreement signed by the Chief Executive Officer of the Company.

12. Start of Employment. The Company would like to commence your employment on or before May 6, 1998.

13. Duration of Offer. This offer is valid until the close of business April 15, 1998.

14. Due Diligence. Subsequent to the date hereof the Company intends to continue its due diligence process. In the event that the Company discovers that any act has occurred which could, with the passage of time and taking of action, constitute "cause" under the Severance Payment Agreement, the terms of employment set forth herein may be voided by the Company.

Best Regards,
Digital Lightwave, Inc.


/s/ Steven H. Grant
-------------------------------------
    Steven H. Grant
    Chief Financial Officer



                                         Acknowledgement of receipt and
                                         acceptance of the foregoing:


                                         /s/ George J. Matz     April 30, 1998
                                         -------------------------------------
                                             George J. Matz           Date

February 9, 1999


Mr. George J. Matz
One Gussett Road
Wenham, MA  01984
                                                                 CONFIDENTIAL
                                                                 Page 1 of 3

     Re: Employment Terms/Addendum to Employment Letter dated April 13, 1998.

Dear George,

This employment letter serves as an addendum to your original employment letter, dated April 13, 1998 and, as we agreed, effective February 9, 1999, you will assume the new position of Executive Vice President, General Manager of Network Products.

1. Capacity And Responsibilities As the Executive Vice President, General Manager of Network Products you will be responsible for all sales of the Network Access Product family. You will report directly to the President and Chief Executive Officer of the Company. You will be responsible for the development and management of all sales and marketing programs for Network Products division. Your assigned 1999 sales quota for this product family is $15M. The details of your 1999 compensation incentives associated with the achievement of your assigned targets will be outlined in your 1999 Incentive Compensation Plan.

         In this capacity, you will be responsible for the effective planning and achievement of targets and goals of the Network Access Products family, in alignment with the goals and objectives of the Company, as approved by the President and Chief Executive Officer. The Company expects that you will closely coordinate your efforts with the Company's employees, executives, and senior executives. You will also provide support and resources regarding financial matters relating to sales of Network Access Products, to other executives of the Company.

2. Exclusive Services During the term of your employment, it is expected that you will be a full time employee of the Company. As the executive responsible for the Network Products Sales, you will continue to reside in the Boston area. You are expected at Digital Lightwave Headquarters in Clearwater, Florida, no less than twice monthly for major account reviews. You will spend a significant amount of time traveling to the Company's New Jersey facility and other areas of identified opportunities.

3. Confidentiality and Intellectual Property Rights No change to the employment terms stated in the letter dated April 13, 1998.

4. Compensation Your base salary remains the same as stated in the letter dated April 13, 1998. A first year 20% bonus guarantee will be paid upon your one year anniversary with the Company. The full amount of this bonus will be recoverable by the Company should you choose to terminate your employment prior to December 31, 1999. If the Company terminates your employment before December 31, 1999, this bonus will not be recoverable.


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                                                                     -----
                                                                     Initials

George J. Matz
February 9, 1999
Page 2 of 3



5. Sign on Bonus Your two remaining sign on bonuses of $50,000 each will be paid to you on January 15, 2000 and July 15, 2000 respectively. If the Company elects to terminate your employment on or before December 31, 1999, the $50,000 sign on bonus originally earned on your first anniversary (in accordance with your employment letter dated April 13, 1998), will be due and payable upon termination. In the event the Company terminates your employment on or before December 31, 1999, no other sign on bonus, either whole or pro-rated, will be payable to you.

         In the event that you choose to terminate your employment with the Company prior to December 31, 1999, no sign on bonuses will be paid.

6. Automobile Allowance No change to the employment terms stated in the letter dated April 13, 1998.

7. Expense Reimbursement All expenses charged to the Company are subject to the review of the President, Chief Executive Office and the Controller.

8. Benefits No change to the employment terms stated in the letter dated April 13, 1998.

9. Stock Options All stock option terms stated in your original employment letter dated April 13, 1998 remain in force with the following exception: The stock options that were scheduled to vest on May 30, 1999 are now scheduled to vest on December 31, 1999. All other stock option vesting schedules will remain as stated. In the event the Company terminates your employment prior to December 31, 1999, your stock option vesting schedules will revert to the original schedules outlined in your April 13, 1998 employment letter.

         In the event that you terminate your employment with the Company prior to December 31, 1999, the vesting schedule according to this letter will be enforced.

10. Pay Periods No change to the employment terms stated in the letter dated April 13, 1998.

11. At-will Employment No change to the employment terms stated in the letter dated April 13, 1998.

12. Start of Employment Your approved, unpaid personal leave of absence, commencing on February 1, 1999 and ending on February 8, 1999 will not result in an adjustment to your original hire date. Your original hire date will remain May 5, 1998 and your new responsibilities will commence on February 9, 1999.

13.      Duration of Offer  Not applicable.


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                                                                    Initials
George J. Matz
February 9, 1999
Page 3 of 3



14. Due Diligence No change to the employment terms stated in the letter dated April 13, 1998.



Best Regards,
Digital Lightwave, Inc.



Gerry Chastelet
President and Chief Executive Officer Acknowledgement of receipt
And acceptance of the foregoing:



                                                -------------------  ---------
                                                 George J. Matz         Date